Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ, Inc. - Chairman and Chief Executive Officer

Ware Grove CBIZ, Inc. - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Jim MacDonald First Analysis - Analyst

Josh Vogel Sidoti & Company - Analyst

PRESENTATION

Operator

Welcome to the CBIZ Third Quarter 2012 Results Call. The conference has now begun. The host for today’s call will be Steven Gerard, Chairman and CEO of CBIZ. All participants are muted and there will be a question-and-answer session at the end of this call.

At this time, I would like to turn the call over to Steven Gerard. Thank you.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Thank you, JoAnne, and good morning, everyone. Thank you for calling into CBIZ’s Third Quarter Results Conference Call. Before I begin my comments, I would like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in, however, I ask that if you have questions you hold them for after the call and we will be happy to address them at that time. This call is being webcast and you can access the call over our website. You should have all received a copy of the release this morning. If you did not, you can access it on our website or call our corporate office for a copy.

Finally, please remember that during the course of this call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.

Joining me on the call this morning is Ware Grove, our Chief Financial Officer. Prior to the open this morning, we were very pleased to release our third-quarter and our nine-month results. We reported an increase in revenue, an increase in earnings per share, and most important to us, an increase in the same business unit revenue being generated from our two core businesses, our Financial Services and our Employee Services Groups. The third quarter is traditionally our most challenging quarter, and these results were very satisfying to us and bode well for the future.

I’d like at this point to turn it over to Ware to walk you through the details.

Ware Grove - CBIZ, Inc. - Chief Financial Officer

Thanks, Steve, and good morning, everyone. I want to take a few minutes to run through the highlights of the numbers we released earlier this morning for the quarter and for the nine months ended September 30, 2012. As Steve commented, we are very pleased to report total revenue up by 3.6% for the quarter, and up by 3.9% for the nine months ended September 30.

We announced two acquisitions in the third quarter, and we also announced two more transactions that were effective on October 1, after the third quarter. So, this now totals seven acquisitions that we have made to date in 2012, and we continue to look at a pipeline of additional acquisition opportunities.

The Credit Facility Amendment that we announced in the third quarter gives us the flexibility to address additional opportunities that are currently in the pipeline. Thanks to the many CBIZ associates who are working hard to serve our clients every day; our business is performing in-line with our expectations.

We are pleased to report $0.11 earnings per share for the third quarter of this year, a 10% increase over the third quarter a year ago; and for the nine months, earnings-per-share is now $0.61 compared with $0.60 a year ago.

Now, we continue to show a positive trend in strengthening our same-unit revenue. Same-unit revenue increased by 0.8% in the third quarter and is up 0.3% for the nine months. Of course, these numbers are impacted by the continuing challenges in our Medical Management Professionals Group this year. So looking at core same-unit revenue without the impact of the MMP revenue decline, our same-unit revenue grew by 2% in the quarter and by 1.4% for the nine months ended September 30 compared with a year ago. Looking more closely at same-unit revenue, our Financial Services Group increased by 2.1% in the third quarter and has increased by 2.4% year-to-date. We continue to gain efficiencies within our core accounting and tax services, and our yield-per-hour continues to increase. In addition, we are experiencing very nice growth this year in several of our National Consulting and Valuation businesses within the Financial Services Group, which is helping drive the increase in revenue for this group.

As I mentioned earlier this year, we have made some investments within our Financial Services Group that we believe will enhance revenue growth prospects over time. We have brought on teams of professionals to enhance our state and local tax services and to strengthen our forensic accounting services. We have also created a team of business development managers throughout the country. As a result, while total revenue is increasing this year, the upfront cost of these investments has impacted margins by approximately $1.1 million for the nine months this year. In addition, we have some business units that have ramped up hiring and staffing costs commensurate with new project requirements, so there is some margin impact to these actions as well.

Now, looking at Employee Services, same-unit revenue was flat in the third quarter and has essentially been flat for the nine months ended September 30, 2012 compared with the prior year. We are experiencing very nice organic growth within our Property and Casualty, Retirement Advisories, Payroll and HR Consulting and Recruiting Services. But, as I’ve commented in previous calls, our Employee Benefits Services continues to be soft, and our Life Insurance business is off this year compared with the prior year.

Now, on a combined basis, these two core Financial and Employee Services Groups have grown by 6.3%, or $27.7 million in the first nine months this year compared with last year, with organic growth up by $7 million or 1.6% for these two groups combined.

Looking more closely at our Medical Management Professionals business, the number of procedures we were processing continues to increase and is up about 3% to 4% year-to-date, but we continue to be challenged by lower reimbursement rates for these procedures and the mix of these procedures results in lower value which impacts our revenue. As we outlined our expectations earlier this year, the revenues have declined this year compared with the prior year, and for the quarter it’s down 3.9%, and for the year-to-date, it’s down 4.5% compared with the prior year.

Now as you look at total company margins, bear in mind the adjustments necessary to eliminate the impact of the accounting for gains and losses on the deferred compensation plan assets, and these assets now total $39.4 million at September 30, 2012. The gain or loss numbers are outlined in the footnotes contained in the release, but to simplify and help you with the math, eliminating the impact of these gains and losses, margin on operating income in the third quarter this year was 5.8% compared with 6.0% a year ago. And for the nine months ended September 30, operating margin was 9.7% compared to 10.4% a year ago.

In addition to the investments we have made within our Financial Services Group that impacted margins by $1.1 million or roughly 19 basis points this year, the operating income in our MMP Group declined by $2.2 million for the nine months this year, and this negatively impacts our pre-tax income margin by 37 basis points this year for the nine months compared with last year.

Now, we are continuing to leverage our general administrative expense. Again, eliminating the impact of the gains or losses on a deferred comp plan assets, you see evidence of this in the third quarter this year where the G&A expense is running at 4.0% compared with 4.8% a year ago. Earlier this year, I commented that legal fees are running higher this year in connection with several legal matters that we are addressing. For the nine months, the legal fees are running higher this year by about $1.1 million compared with last year, and this impacts our margin by approximately 17 basis points. So that’s another factor. Now, despite the increase in legal fees for the nine months this year, when you eliminate the impact of the deferred compensation gains or losses, general administrative expense is running at 4.3% of revenue for the nine months this year-to-date compared with the similar 4.3% for the nine months a year ago.

Looking at cash flow, cash flow generated by operating activities continues to be very strong and steady. Cash earnings per share, which is outlined in the numbers we released this morning, has grown to $1.05 per share for the nine months compared with $1.02 per share for the nine months a year ago.

Now, for the nine months ended September 30, 2012, we’ve used $31.7 million on acquisition-related spending, and we have also used approximately $5 million to repurchase 874,000 shares of our common stock. During this first nine months, borrowing on our $275 million unsecured credit facility increased by only $1 million from $145 million at the end of 2011 to $146 million at September 30, 2012.

In the fourth quarter this year we have scheduled payments of approximately $5.7 million for additional earn-out payments for prior acquisitions. And looking ahead, potential future earn-out obligations in 2013 will be between $11 million and $12 million, in 2014 approximately $6 million, and in the years 2015 through 2017, the total in all 3 years combined is approximately $6 million.

This year the accrual for bad debt expense is running at 59 basis points of revenue this year, compared to approximately 65 basis points of revenue for the nine months a year ago. The DSO on receivables stands at 84 days this year compared with 80 days a year ago and the increase in DSO is primarily driven by some recent acquisition activity, where receivables on newly acquired property and casualty businesses were outstanding at September 30, but have since been paid. So, the 84 days at September 30 would be something less than that today.

Capital spending in the third quarter was $1.1 million and stands at approximately $3.3 million for the nine months ended September 30, and we expect full year spending will be approximately $4 million.

Now, looking at fully diluted share count at the end of the third quarter this year was 49.3 million shares. And, at this point, we expect for a full-year number for 2012 will be approximately 49.3 million shares, a slight reduction from 49.6 million shares at year-end in 2011.

Now, you will also note that the third quarter effective tax rate came in at 31.7% as a result of favorable adjustments to net operating loss allowances, and for the nine months the effective tax rate now stands at 39.4%. For the full year of 2012, we now expect an effective tax rate of approximately 39.5%, and that compares with an effective tax rate of 39.1% for the full year of 2011.

So, in conclusion, we’re happy to reflect improving trends in our same-unit revenue growth and we’re happy to have announced 7 closed acquisitions this year through today. We continue to look at a number of additional potential acquisitions and the recent bank credit facility amendment that we announced in the third quarter gives us the flexibility to address these acquisitions.

Now, as I outlined earlier, there have been a number of investments and factors in our business this year that negatively impact our margin short-term but are designed to enhance our growth prospects in the future, and we fully expected to leverage our future growth and improve margins going forward.

The business is performing in line with our expectations this year, and we continue to expect that total revenue will grow between 3% to 4% for the full year, and earnings per share from continuing operations will grow between 6% to 8% above the $0.58 per share that we reported for the full year of 2011.

So, with those comments, I’ll conclude and I’ll turn it back over to Steve.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Thank you, Ware. And I’d like to take at this point the questions from our analysts and shareholders.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Gentlemen, our first question is from Jim MacDonald with First Analysis. You may now ask your question.

Jim MacDonald - First Analysis - Analyst

Let’s start with how you see the environment these days, maybe particularly in the financial services area and particularly you’re seeing also year-end type activity before potential tax law changes.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

The environment I would categorize as stable and slightly improving. We believe that our clients are seriously thinking about investing and hiring coming into next year. We have not seen a robust demand at this point, but our sense is of a slowly improving market, especially our financial services, and in most of our employee services as well. So it appears to be a positive trend. There is so much uncertainty as to all of the government-related programs be it energy, EPA, tax, what happens to the cliff that people are looking at it but nobody is making specific plans because there’s nothing to plan on. So, Jim, I would categorize it as probably more positive than we’ve seen before but at a slow-growth rate.

Jim MacDonald - First Analysis - Analyst

Okay, and just a specific for Q4 with your additional investments and infrastructure. Is that going to lead to maybe a bigger loss or a bigger EPS impact in Q4?

Ware Grove - CBIZ, Inc. - Chief Financial Officer

No, we don’t think so Jim. I think we’ve seen improving top-line growth, modestly at least, throughout the year and it’s been steady and we’re looking at a continuation of that into the fourth quarter. So, we’re looking for a fourth quarter that will be marginally better, we think, at this stage than the fourth quarter a year ago. And I’ll just caveat that by saying particularly the third and the fourth quarter tend to be a little unpredictable, but that’s our expectation today.

Jim MacDonald - First Analysis - Analyst

Okay. Let me ask one more and I’ll get back in queue. Can you talk maybe more specifically about the financial flexibility you have now with your bank line, and how that works and how much dry powder, if you will, you have now?

Ware Grove - CBIZ, Inc. - Chief Financial Officer

It’s all a matter of public record if you care to run through the documents but long story short, the credit facility as they commonly do included some total leverage of limitations vis-a-vis the underlying EBITDA generated by the business. And the underlying EBITDA also includes the acquired EBITDA when and if we do new acquisitions. So, it’s kind of an iterative moving process. But baked into the credit facility were some step downs that normally occur with bank groups like this. And the step downs were scheduled and had occurred earlier this year, and what we did is we simply gained the flexibility to extend those step downs and increase the leverage modestly so that it would open up a window for us to address some of the acquisitions and not all of the acquisitions, quite frankly, that are currently in the pipeline.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

And, Jim, let me add to that. I think there are two points to consider. One is it’s reflective of the confidence the bank group had in the Company. And that confidence is really based on the consistent and steady cash flow that they were comfortable with, and the fact that our leverage could stay up to where it was and not be ratcheted down based on the numbers that they saw.

Jim MacDonald - First Analysis - Analyst

Just to quickly follow up on that because is there a number, a round number maybe, of the kind of debt — if you’re at $146 million now, what kind of debt that you could incur?

Ware Grove - CBIZ, Inc. - Chief Financial Officer

Well, the reason I commented that it’s kind of an iterative process is because the newly acquired EBITDA then becomes part of the base calculation. So, the terms and conditions of any newly acquired business impact the answer to your question. So it’s a really difficult number to give you a specific answer to it. I’m not trying to evade the question, just kind of explain the process.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

But I think the way to look at it, Jim, is on the leverage basis. We are comfortable with the current leverage. We are probably not likely to see that leverage tick up on a sustainable basis going forward, although it could tick up seasonally. So, as we look at it we think we’ve got plenty of availability to do the transactions that may become available without dramatically increasing leverage.

And, quite frankly, if the acquisitions perform as we expect over time actually contribute to deleveraging, all the bank amendment did was just give us the flexibility to aggressively look at what is probably the most — probably the biggest list of potential acquisitions that we’ve looked at.

Jim MacDonald - First Analysis - Analyst

Maybe just asking it another way. I mean, do you have any flexibility at all to do further repurchases?

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Yes, we certainly do, but we have said on countless occasions that the best use of our cash and, quite frankly just our borrowing, in this market is to concentrate on the acquisitions. So other than keeping the share count more-or-less flat at the current stock price, I don’t expect you’ll see any significant amount of share repurchases.

Jim MacDonald - First Analysis - Analyst

Thanks very much.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

But to answer your question, we have the flexibility to do it.

JoAnne, do we have more questions?

Operator

At this time there are no further questions in the queue.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Jim, would you like to jump back in?

Operator

Gentlemen, we just received a question from Josh Vogel with Sidoti & Company. I’ll go ahead and bring him in.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Thank you.

Josh Vogel - Sidoti & Company - Analyst

Hey, good morning, Steve, and Ware. Sorry. I hopped on a little late. My first question, with the recent acquisition of the medical billing company, I didn’t know that was still a market that you were targeting deals. And I was curious, was it just a deal too great to be true? Or are you starting to see some firming demand there and that’s market you want to start building out again?

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Well, as Ware pointed out in his opening, we are seeing an improvement in the number of procedures. They’re up about 3% to 4% year-over-year. The problem we have faced in the medical practice business has been primarily related to the radiology business where the reimbursement cuts and the definition of what’s covered has dramatically reduced the revenue per procedure over the past three years. Our other two businesses there being Emergency Medical and Anesthesia have actually performed reasonably well. The acquisition we made first was opportunistic. We had an opportunity to buy a fine-well established firm in a market that we are already in and would help us bolster out anesthesia business, and it also lessened the overall impact on radiology.

So, from a portfolio standpoint, we are a little less dependent on the radiology which we believe will continue to become under pressure going forward. And building up a business we think is very stable, we were able to acquire good clients, good process, good technology. So, it all worked to help the MMP business going into next year.

Josh Vogel - Sidoti & Company - Analyst

Okay. Now just from a broader standpoint, when you look at your portfolio of businesses — and I want to focus more really on the Financial and Employee Services here — which units do you think can outpace GDP growth and which ones do you think would underperform if we’re looking at 2013 and we’re expecting low single-digit GDP growth?

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Well, we’re not ready yet to give guidance on 2013. We’re just in the beginning of our budget process. But historically, our Financial Services business should outpace GDP by a point or two, or more, depending on where you are on the cycle. And, historically our Employee Services Group should also outperform GDP.

In the Employee Services Group you really have a collection of businesses, so as we commented in the opening, our P&C business is benefiting nicely from firming of pricing which we haven’t seen in quite a number of years. Our Payroll business is doing fine. Our Retirement Plan business is doing fine. Our Human Capital business is doing fine.

We’re seeing some fall-off in the Life Insurance business which will probably affect us a little bit this year, and our Employee Benefits business has been a bit soft this year. But over time, those are businesses that have historically both outperformed GDP.

Josh Vogel - Sidoti & Company - Analyst

Okay. Can you maybe give a little bit more detail why you see this on the Life Insurance front?

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

That’s a very lumpy business as far as it tends to be populated by a lot of very big ticket transactions and we’re just not seeing a lot of people — we have basically the same sales force — we don’t see a lot of people stepping up to do the large special kind of life insurance policies that we’ve seen before. I’m not sure that it’s related as much to either the election or the upcoming possible changes in tax laws. I think it’s almost episodic. In some quarters, or at some points during the year, we have very good business and at some point we don’t. I don’t think there’s any particular trend here.

Josh Vogel - Sidoti & Company - Analyst

Okay. And, just one more where you were talking about investments in financial services to beef up some units there. Are you pretty much done on the hiring front?

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Well, let me try and answer that. It’s not as much beefing up where there is a deficiency. We had the opportunity to bring in a group of specialists to either augment businesses we already had, or to get us better positioned in some areas we wanted to be in, particularly the state and local tax area and the property tax area. And those people are expected to bring with them over time based on their position in their industries some significant revenue.

We will continue to look for, and continue to add, specialists and high-profile accounting folks — financial services folks as we can find them. But it’s not a question of kind of refilling holes for people we’ve let go. These all represent real revenue — incremental revenue opportunities and I think that the pace may slow up because we geared up a development business which is probably 10 to 12 people spread across the country, and that’s a good base. We’ll probably let that base work itself through before we add a lot more.

Josh Vogel - Sidoti & Company - Analyst

Okay. That’s helpful. Thanks a lot, guys.

Ware Grove - CBIZ, Inc. - Chief Financial Officer

Okay, Josh.

Operator

And, gentlemen, our next question is from Jim MacDonald from First Analysis. You may now ask your question.

Jim MacDonald - First Analysis - Analyst

Yes, just a couple of follow ups. So I don’t have to try and make sure my calculations are right, could you give us the legal fees and the share repurchases in the quarter?

Ware Grove - CBIZ, Inc. - Chief Financial Officer

Oh boy. I will have to get back to you with that, Jim. I don’t have it off the top of my head.

Jim MacDonald - First Analysis - Analyst

And just one more on the MMP business. Is there any element or have you anniversaried sort of the competitive issue you have there? And maybe in conjunction with that, are you seeing any issues relating to hospitals buying out physical practices and things like that?

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

I’m not sure I understand the first part. In the second part we have seen a trend for some hospitals to buy out physician groups. It has not dramatically impacted us. We have lost a few small clients where that’s happened. That trend may or may not continue. It isn’t clear. I think the industry expects that they’ll see some impacts of it, but for the most part we haven’t seen any significant major impact in our overall business.

Jim MacDonald - First Analysis - Analyst

And just to go back the first part of my question was I think a year ago you had lost some clients maybe to competition or otherwise, and I was just wondering where you stood in terms of being able to grow your client base.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Okay. I’m sorry, I didn’t pick that up. Based on the backlog of new clients that have committed to us and are in some process of signing, I’m expecting that our full year 2012 new business will exceed lost business. And I think that was the trend we reported earlier on in the year.

So, I think the prior trend which is really almost now 2 years ago now, where we lost more than we had gained, is probably behind us. There is still significant uncertainty, though, in the market as to the impact of the Affordable Care Act, the impact of hospitals moving more into this business, the impact of affordable care organizations, and the impact of staffing companies.

So there’s still a fair amount of uncertainty but we are seeing, I think, for the first time — I would characterize our backlog of potential MMP customers as the largest backlog we’ve had in 4 years. Now, that doesn’t mean we’ll sign them all but there seems to be a movement. And we sort of signaled this earlier on that as we get closer to the more complex government regulations the doctor groups may be giving up their billing. So, it’s too early again to declare victory, but the trend is looking better than it did a year ago.

Jim MacDonald - First Analysis - Analyst

Okay. Thanks a lot.

Ware Grove - CBIZ, Inc. - Chief Financial Officer

Okay.

Operator

And, gentlemen, at this time there are no further questions in the queue.

Steven Gerard - CBIZ, Inc. - Chairman and Chief Executive Officer

Thank you. Well, I thank you for the questions today. To our employees who are listening in, we had a good quarter. I appreciate your hard work. We now have to drive this strongly to the end of the year as we position for next year.

But, for the first time in a long time we’re seeing more tailwinds than headwinds and that’s good news. So I thank you for your efforts, and I look forward to talking to everybody after the release of our full-year numbers.

Operator

Ladies and gentlemen, this call has concluded. We thank you for your participation.